Exhibit 99.1
Regency Energy Partners Completes Acquisition of
CDM Resource Management, Ltd.
DALLAS, Jan.15, 2008 – Regency Energy Partners LP (Nasdaq: RGNC) has completed its previously announced acquisition of Houston-based CDM Resource Management, Ltd. (“CDM”), a provider of natural gas compression services. The transaction is valued at approximately $655 million, subject to certain adjustments. The acquisition makes Regency the first major midstream master limited partnership to acquire a natural gas compression services firm, and the deal will be immediately accretive to cash available for distribution.
“We are pleased to kick off 2008 with the shared relationships, expertise and resources that the completion of this acquisition offers,” said James W. Hunt, chairman, president and chief executive officer of Regency. “Together, Regency and CDM will now operate more than 700,000 horsepower of compression in Texas, Louisiana and Arkansas.”
“CDM has an experienced management team with a proven ability to deliver impressive results,” Hunt said. “All three founders of CDM – Randy Dean, Randy Craft and David Marrs – will continue in their current capacities and lead the CDM team moving forward.”
“We are thrilled to have the opportunity to grow as part of a successful midstream energy company,” said Randy Dean, president and chief executive officer of CDM. “We look forward to the long-term success of a stronger combined company.”
Regency primarily funded the transaction through bank debt and deferred-pay limited partner units issued to the owners of CDM. The new Class D units will not participate in the four distribution periods following closing and will thereafter be converted to common units, on a one-for-one basis.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, compressing, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

This press release may contain forward-looking statements as defined under the federal securities laws regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, expectations about (and the demand for) CDM’s compression business, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited and is subject to change.
Contact:
Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.browne@hck2.com